Exhibit 3.5

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF AVINGER, INC.

John B. Simpson, Ph.D., M.D. certifies that:

1.                                      He is the President and Chief Executive Officer of Avinger, Inc., a Delaware corporation.

2.                                      Article IV of the Amended and Restated Certificate of Incorporation of the corporation shall be amended in its entirety and replaced with the following:

“The total number of shares of stock that the Corporation shall have authority to issue is 1,006,863,941 shares, consisting of 700,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 306,863,941 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 14,696,775 shares, $0.001 par value per share. The second series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 10,135,609 shares, $0.001 par value per share. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 33,998,229 shares, $0.001 par value per share. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 25,265,172 shares, $0.001 par value per share. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 36,000,000 shares, $0.001 par value per share. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 186,768,156 shares, $0.001 par value per share.

The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as set forth below:”

3.                                      The foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors and by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer, this 20th day of November, 2014.

/s/ John B. Simpson, Ph.D., M.D.
John B. Simpson, Ph.D., M.D.
President and Chief Executive Officer